Exhibit 5.2

April 11, 2013

Dollar General Corporation

100 Mission Ridge

Goodlettsville, Tennessee 37072

Ladies and Gentlemen:

We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-187493) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $400,000,000 aggregate principal amount of 1.875% Senior Notes due 2018 (the “2018 Notes”) and $900,000,000 aggregate principal amount of 3.250% Senior Notes due 2023 (together with the 2018 Notes, the “Notes”).  The Notes will be issued pursuant to the Indenture, dated as of July 12, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of April 11, 2013 (the “Third Supplemental Indenture”), between the Company and the Trustee and the Fourth Supplemental Indenture, dated as of April 11, 2013 (together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”), between the Company and the Trustee.

We have examined the Registration Statement as it became effective under the Securities Act; the prospectus dated March 25, 2013 (the “Base Prospectus”), as supplemented by the prospectus supplement dated April 8, 2013 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Indenture; duplicates of the global notes representing the Notes; and the Underwriting Agreement dated April 8, 2013 (the “Underwriting Agreement”), among the Company and the underwriters named therein.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that at the time of execution, authentication, issuance and delivery of the Notes, the Indenture will be the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing and in good standing under the law of the State of Tennessee, (2) the Indenture has been duly authorized, executed and delivered by the Company in accordance with the law of the State of Tennessee, and (3) the execution, delivery and performance of the Indenture and the Notes by the Company will not violate the law of the State of Tennessee or any other applicable law (except that we make no such assumption with respect to the law of the State of New York and the federal law of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication of the Notes by the Trustee, and upon payment for, and delivery of, the Notes in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report on Form 8-K, which we understand will be incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP